EXHIBIT 5.1

                                                June 30, 1997



Schering-Plough Corporation
One Giralda Farms
Madison, NJ  07940-1000

RE:   Schering-Plough Corporation
      Registration Statement on Form S-3

Gentlemen:

     As Secretary of Schering-Plough Corporation, a New Jersey corporation (the "Corporation"), I have examined the Certificate of Incorporation and Bylaws of the Corporation as well as such other documents and proceedings as I have considered necessary for the purposes of this opinion. I have also examined and am familiar with the Corporation's Registration Statement on Form S-3 (the "Registration Statement") as filed with the Securities and Exchange Commission under the Securities Act of 1933, relating to 5,000,000 shares of the Corporation's Common Shares, par value $1.00 per share (the "Common Shares") which may be offered or sold to immediate family members of certain participants in the Corporation's 1997 Stock Incentive Plan (the "Plan"), pursuant to nonqualified stock options (the "Stock Options") granted to such participants under the Plan, some or all of which may be transferred by participants to immediate family members in accordance with the Plan and the grant documents specifying the terms and conditions of such Stock Options.

     Based upon the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that the Common Shares have been duly authorized by the Corporation and, when (a) issued and delivered by the Corporation in accordance with the terms of the Plan and (b) paid for in full in accordance with the terms of the Plan, the Common Shares will be legally issued, fully paid and non-assessable.

     This opinion is limited to the general corporation laws of the State of New Jersey and the federal law of the United States, and I do not express any opinion herein concerning any other law. This opinion is intended solely for the Corporation's use in connection with the registration of the Common Shares and may not be relied upon for any other purpose or by any other person. This opinion may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a valid subpoena. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof, and I assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to my attention or any changes in facts or law that may hereafter occur. I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ William J. Silbey


                                       William J. Silbey
                                       Secretary